Exhibit 99

RICHMOND, Indiana. March 12, 2018 - West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announces net income of $578,000 for the year ended December 31, 2017, a decrease of $1.3 million, or 68.7%, from net income of $1.8 million for the year ended December 31, 2016. The decrease was primarily due to decrease in other income of $958,000, an increase in other expense of $941,000, and an increase to the provision of loan losses of $160,000, offset by an increase in net interest income of $219,000 and a decrease to provision for income tax expense of $571,000.

For the year ended December 31, 2017, net interest income increased $219,000 or 1.9%, to $11.9 million from $11.7 million for the year ended December 31, 2016. The increase was primarily due to an increase in interest on loans of $464,000, offset by a decrease in interest on securities available for sale of $45,000 and an increase in deposit interest expense of $174,000.

The provision for loan losses was $2.0 million for the year ended December 31, 2017, compared to $1.9 million for the year ended December 31, 2018, an increase of $160,000, or 8.6%. The increase to the provision is based on increased loan volume and management’s quarterly analysis of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income decreased $958,000, or 49.1%, to $994,000 for the year ended December 31, 2017, from $2.0 million for the year ended December 31, 2016. The decrease was due in large part to an increase in loss on sale of other assets of $475,000, the decrease in gain on sale of loans of $368,000, and a decrease in the gains on sale of securities of $136,000. As the Company has previously disclosed, in the second quarter of 2017, it was management’s determination that the fair market value on a single commercial property held in foreclosed real estate held for sale had decreased resulting in a write down of $450,000. The same commercial property was sold in the fourth quarter of 2017 with no additional loss taken. Additionally, there was a decrease in the gain on sale of loans due to the decrease in the level of SBA loans sold in 2017 as compared to 2016.

For the year ended December 31, 2017, noninterest expense increased $941,000, or 10.5%, to $9.9 million, from $9.0 million for the year ended December 31, 2016. The increase was due to increases in professional fees of $301,000, foreclosed real estate and repossession expenses of $308,000 and salaries and employee benefits of $200,000. Professional fees increased due to legal and information technology consulting fees of $233,000. Expenses related to foreclosed real estate increased due to additional expenses recorded in relation to maintenance of a commercial property (discussed above) that was sold in the fourth quarter of 2017. Salaries and employee benefits increased due to normal cost of living and merit increases, and other employee benefit programs.

The provision for income taxes decreased $571,000 to $379,000 for year ended December 31, 2017 as compared to $950,000 for year ended December 31, 2016, reflecting the decrease in pretax income offset by $102,000 of expense related to the remeasurement of certain deferred tax assets and liabilities due to the Tax Cuts and Jobs Act.  Our effective tax rates were 39.6% and 34.0% for the year ended December 31, 2017 and 2016, respectively.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

Total assets increased $12.3 million, or 4.3%, to $299.4 million at December 31, 2017 from $287.1 million at December 31, 2016. The increase was primarily the result of increases in net loans, premises and equipment, cash and cash equivalents, and the cash value of bank-owned life insurance, partially offset by decreases in foreclosed real estate held for sale and investment securities available for sale.

Cash and cash equivalents increased 35.3% to $10.3 million at December 31, 2017 from $7.6 million at December 31, 2016. Securities available for sale decreased $3.4 million, or 14.5%, to $20.3 million at December 31, 2017 from $23.7 million at December 31, 2016 with proceeds from sales and normal cash flow utilized to fund loan growth and day to day operations.

Net loans increased $8.2 million, or 3.5%, to $240.9 million at December 31, 2017 from December 31, 2016. Growth in the loan portfolio was due primarily to increases in consumer loans of $9.1 million and commercial and multi-family real estate loans of $7.4 million which consisted of moving $4.8 million from construction to commercial and multi-family after the construction phase was completed. These increases were offset by a decrease in one-to-four family residential loans of $3.3 million.

Premises and equipment increased $3.0 million to $9.1 million at December 31, 2017 from $6.1 million at December 31, 2016 due to the construction of a building on bank owned property to provide for expanded bank operations and administrative functions.

Foreclosed real estate held for sale decreased $2.5 million to $39,000 at December 31, 2017 from $2.5 million at December 31, 2016. This decrease was primarily the result of the write-down and subsequent sales in the third and fourth quarters of 2017 of two commercial properties which were held in other real estate owned.

Deposits increased $2.1 million, or 0.9%, to $227.0 million at December 31, 2017 from $224.9 million at December 31, 2016. Core deposits, including savings, interest bearing and noninterest bearing checking, and money market deposit accounts increased $3.6 million to $120.1 million at December 31, 2017 from $116.4 million at December 31, 2016, certificates and other time deposits decreased $1.6 million to $106.9 million from $108.5 million at December 31, 2017 and December 31, 2016 respectively. The decrease in certificates of deposit was due to $3.0 million in financial institution cd’s that were matured and withdrawn, the decrease was offset by an increase in other certificates of deposits within the local market.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $9.5 million, or 29.7%, to $41.5 million at December 31, 2017 from $32.0 million at December 31, 2016. These advances were used to fund loan growth.

Total stockholders’ equity increased $827,000, or 2.9%, to $29.0 million at December 31, 2017 from $28.2 million at December 31, 2016. The increase is primarily a reflection of 2017 net income of $578,000, stock based compensation expense of $290,000, ESOP shares earned of $166,000, and increases to accumulated other comprehensive income of $57,000 offset by dividends of $236,000, and stock repurchases of $28,000.

	December 31, 2017	December 31, 2016
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$299,414	$287,104
Total cash and cash equivalents	10,346	7,649

Investment in available for sale securities, at fair value	20,297	23,728
Loans held for sale	2,877	346
Loans, net	240,859	232,649
Bank-owned life insurance	6,960	6,783
Premises and equipment	9,128	6,112
Foreclosed real estate held for sale	39	2,503
Federal Home Loan Bank of Indianapolis, at cost	2,436	1,329
Deposits	226,981	224,898
Borrowings	41,500	32,000
Total Equity	29,029	28,202
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	28,175	27,541

ASSET quality ratios:

Nonperforming loans to total loans	0.34%	0.56%
Nonperforming assets to total assets	0.38%	1.41%
Net charge-offs annualized (recoveries) to average loans outstanding	0.66%	0.77%
Allowance for loan losses to non-performing loans	333.54%	174.62%
Allowance for loan losses to total loans	1.13%	0.97%

	For the Year Ended
	December 31,
	2017	2016
	(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$14,093	$13,613
Interest expense	2,174	1,913
	11,919	11,700
Provision for loan losses	2,021	1,861
Net interest income after provision for loan losses	9,898	9,839
Noninterest income	994	1,952
Noninterest expense	9,935	8,994
Income before income tax expense	957	2,797
Income tax expense	379	950
Net income	578	1,847

Basic earnings per share	$0.58	$1.83
Diluted earnings per share	0.56	1.79
Dividends per share	0.24	0.24